 EX‑35.35

(logo) WELLS FARGO	Commercial Mortgage Servicing D1050-084, 8th Fl 401 South Tryon Street Charlotte, NC 28202 1-800-326-1334

ANNUAL STATEMENT OF COMPLIANCE

Reference is hereby made to that certain Pooling and Servicing Agreement dated as of December 1, 2016, by and among CREDIT SUISSE COMMERCIAL MORTGAGE SECURITIES CORP., as Depositor, WELLS FARGO BANK, NATIONAL ASSOCIATION, as Master Servicer, TORCHLIGHT LOAN SERVICES, LLC, as Special Servicer, WELLS FARGO BANK, NATIONAL ASSOCIATION, as Certificate Administrator, WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee and PARK BRIDGE LENDER SERVICES LLC, as Operating Advisor and Asset Representations Reviewer with respect to Commercial Mortgage Pass-Through Certificates, Series 2016-NXSR (the "Agreement"). Capitalized terms used herein not otherwise defined shall have the meanings assigned in the Agreement.

Pursuant to Section 11.09 of this Agreement, I, Daniel Bober, Executive Vice President of Commercial Mortgage Services do hereby certify that:

1.  A review of the activities of the Master Servicer during the period from December 1, 2016 through December 31, 2016 (the “Reporting Period”), and of its performance per the Agreement during such period has been made under my supervision, and

2.  To the best of my knowledge, based on such review, the Master Servicer, has fulfilled all of its obligations under this Agreement in all material respects throughout the Reporting Period.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the 28th day of February 2017.

/s/ Daniel Bober

Daniel Bober

Executive Vice President

Wells Fargo Bank

Wells Fargo Bank, N.A.	(logo) Together we’ll go far